Exhibit 99.1

IMPORTANT NOTICE REGARDING THE CORNELL COMPANIES, INC.

401(K) RETIREMENT AND PROFIT SHARING PLAN

BLACKOUT PERIOD AND YOUR RIGHTS TO TRADE SHARES OF CORNELL

COMPANIES, INC. COMMON STOCK DURING THE BLACKOUT

To:          Board of Directors and Executive Officers of Cornell Companies, Inc.

From:      Pat Perrin

Date:       November 5, 2008

The Cornell Companies, Inc. 401(k) Retirement and Profit Sharing Plan (“Plan”) will be changing investments options under the Plan.  Consequently, participants will temporarily be unable to exercise their rights to direct or diversify their assets held in their Plan account or obtain loans or distributions from the assets held in their Plan account (the “Plan Blackout”).  The Plan Blackout period will begin on December 12, 2008 and will end on December 26, 2008.

Section 306(a) of the Sarbanes-Oxley Act of 2002 and SEC Regulation BTR generally prohibit directors and executive officers from purchasing or selling the Company’s common stock during a retirement plan “blackout period” such as the Plan Blackout.  Consequently, please note that, during the Plan Blackout period, you will not be able to purchase, sell or otherwise acquire or transfer shares of the Company’s common stock that were acquired in connection with your service or employment as a director or executive officer.  Please note that the Plan Blackout period overlaps with the normal blackout period under the Company’s Statement of Policy Regarding Securities Trades so the Plan Blackout should not have any incremental effect on the applicable upcoming open trading window.

A notice of the Plan Blackout was mailed to Plan participants on November 4, 2008.  We expect a smooth transition but will advise you if the investment option changes to the Plan will not be completed within the anticipated Plan Blackout period for any reason.

If you have any questions about the Plan Blackout, please contact Pat Perrin at 713-235-9307 or pperrin@cornellcompanies.com or William Turcotte at 713-335-9275 or wturcotte@cornellcompanies.com.